Exhibit 3.1

AMENDMENT NO. 1

TO

EIGHTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ENBRIDGE ENERGY PARTNERS, L.P.

November 20, 2017

This Amendment No. 1 (this “Amendment No. 1”) to the Eighth Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”) of Enbridge Energy Partners, L.P. (the “Partnership”) is entered into by and among Enbridge Energy Company, Inc., a Delaware corporation (the “General Partner”), as general partner of the Partnership, and the Limited Partners, together with any other Persons who become Partners in the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 9.3 of the Partnership Agreement currently provides as follows:

“Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner and Assignee agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.”

WHEREAS, the Bipartisan Budget Act of 2015 eliminates the concept of a “Tax Matters Partner,” replaces it with the concept of a “Partnership Representative” and makes certain changes to the manner in which partnerships and their partners are audited and taxes may be assessed therefrom, each effective for tax years commencing after December 31, 2017;

WHEREAS, the changes to the manner in which partnerships and their partners are audited and their taxes assessed under such act have the potential to shift responsibility for taxes from the partners of the partnership in a particular tax year to the partners of the partnership in a different tax year;

WHEREAS, the General Partner desires to adopt amendments to the Partnership Agreement in order to address the provisions of such act, including amendments that provide the Partnership with the discretion to avoid or minimize a shift in the responsibility for taxes from the partners of the partnership in a particular tax year to the partners of the partnership in a different tax year;

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WHEREAS, Section 9.2 of the Partnership Agreement provides the General Partner with authority to determine whether the Partnership should make elections permitted by the Code;

WHEREAS, Section 15.1(c) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

WHEREAS, Section 15.1(d)(ii) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that is necessary or appropriate to satisfy any requirements, conditions, guidelines or interpretations contained in any opinion, interpretative release, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state agency or judicial authority or contained in any federal or state statute;

WHEREAS, Section 15.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect;

WHEREAS, Section 15.1(d)(iii) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement that is required to effect the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement; and

WHEREAS, acting pursuant to the power and authority granted to it under 15.1(c), Section 15.1(d)(ii) Section 15.1(d)(i) and Section 15.1(d)(iii) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement (A) is necessary and appropriate to ensure that the Partnership will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes; (B) is necessary and appropriate to satisfy requirements, conditions or guidelines contained in any opinion, interpretive release, directive, order, ruling or regulation; (C) does not adversely affect the Limited Partners in any material respect; and (D) is required to effect the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement.

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NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.               Amendments.

(i)            Section 9.3 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

9.3. Tax Controversies.

(a)            Subject to the provisions hereof, the General Partner (or its designee) is designated as the Tax Matters Partner (as defined in Section 6231 of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the Partnership Representative (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015 or under any applicable state or local law providing for an analogous capacity), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as Partnership Representative, the General Partner shall exercise any and all authority of the Partnership Representative, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code or an analogous election under state or local law, which election permits the Partnership to pass any partnership adjustment through to the Persons who were Partners of the Partnership in the year to which the adjustment relates and irrespective of whether such Persons are Partners of the Partnership at the time such election is made. Each Partner and Assignee agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner in its capacity as Tax Matters Partner or Partnership Representative. For Partners that are not tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes (i) filing amended federal, state or local tax returns, paying any additional tax (including interest, penalties and other additions to tax), and providing the General Partner with an affidavit swearing to those facts (all within the requisite time periods), and (ii) providing any other information requested by the General Partner in order to seek modifications of an imputed underpayment. For Partners that are tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes providing the General Partner with information necessary to establish the Partner’s tax-exempt status. This agreement to cooperate applies irrespective of whether such Persons are Partners of the Partnership at the time of the requested cooperation.

(b)            Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (i) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available. Notwithstanding anything herein to the contrary, nothing in this provision shall obligate the Partnership Representative to provide notice to the Partners other than as required by the Code.

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(c)            The General Partner may amend the provisions of this Agreement as it determines appropriate to satisfy any requirements, conditions, or guidelines set forth in any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle F of the Code, any analogous provisions of the laws of any state or locality, or the promulgation of regulations or publication of other administrative guidance thereunder.

(ii)           Section 9.5 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

9.5. Withholding and Other Tax Payments by the Partnership.

(a)            The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners as a distribution of cash to such Partners, as a general expense of the Partnership, or as payments made by the Partnership on behalf of the Partners or former Partners subject to the Partners’ return obligations (as provided in Section 9.4(c)), as determined appropriate under the circumstances by the General Partner.

(b)            Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its sole discretion to be necessary or appropriate to cause the Partnership and any Subsidiary to comply with any withholding requirements established under the Code or any other federal, state or local law, including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

(c)            If the Partnership pays an imputed underpayment under Section 6225 of the Code and/or any analogous provision of the laws of any state or locality, the General Partner may require that some or all of the Partners of the Partnership in the year to which the underpayment relates return to the Partnership all or a portion of the distributions received by the Partner from the Partnership equal to the Partner’s allocable share of that underpayment (including interest, penalties and other additions to tax). This obligation to return distributions made by the Partnership shall not apply to a Partner to the extent that (i) the Partnership received a modification of the imputed underpayment under Section 6225(c)(2) of the Code (or any analogous provision of state or local law) due to the Partner’s filing of amended tax returns and payment of any resulting tax (including interest, penalties and other additions to tax), (ii) the Partner is a tax-exempt entity (as defined in Section 168(h)(2) of the Code) and either the Partnership received a modification of the imputed underpayment under Section 6225(c)(3) of the Code (or any analogous provision of state or local law) because of such Partner’s status as a tax-exempt entity or the Partnership did not make a good faith effort to obtain a modification of the imputed underpayment due to such Partner’s status as a tax-exempt entity, or (iii) the Partnership received a modification of the imputed underpayment under Section 6225(c)(4)-(6) of the Code (or any analogous provision of state or local law) as a result of other information that was either provided by the Partner or otherwise available to the Partnership with respect to the Partner. This obligation to return distributions made by the Partnership imposed on Partners, including former Partners, applies irrespective of whether such Persons are Partners of the Partnership at the time the Partnership pays the imputed underpayment and shall not be treated as a Capital Contribution or otherwise impact the Partner’s Capital Account.

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Section 2.              Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3.              Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.

[Signature page follows]

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IN WITNESS WHEREOF, the General Partner and the Limited Partners have executed this Amendment No. 1 as of November 20, 2017.

GENERAL PARTNER:

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/ STEPHEN J. NEYLAND
Name:	Stephen J. Neyland
Title:	Vice President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:	Enbridge Energy Company, Inc., General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4 of the Partnership Agreement.

By:	/s/ STEPHEN J. NEYLAND
Name:	Stephen J. Neyland
Title:	Vice President

[Signature page to Amendment No. 1 to EEP Eighth A&R Partnership Agreement]